U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------
             WASHINGTON D.C. 20549                             OMB APPROVAL
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                                                         OMB Number:  3235-0104
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  FORM 3
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f)of the Investment Company Act of 1940

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
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1. Name and Address of          2. Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
   Reporting Person                Statement (Month/Day/Year)

Klotz  Charles  R.                       May 12, 2000                 SmartServ Online, Inc. (SSOL)
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(Last)(First)(Middle)           3. IRS or Social Security        5. Relationship of Reporting         6. If Amendment, Date of
150 Federal Street, 19th Floor     Number of Reporting              Person to Issuer (check all          Original (Month/Day/
------------------------------     Person (Voluntary)               applicable)                          year)
       (Street)                                                  X  Director       __ 10% Owner       _____________________________
                                           --                    __ Officer (give  __ Other (specify  7. Individual or Joint/Group
Boston,    MA       02110                                             title below)        below)         Filing (Check Applicable
                                                                                                         Line)
                                                                                                      X Form filed by One Reporting
                                                                                                          Person
                                                                                                      __ Form filed by More than
                                                                                                          One Reporting Person
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(City)  (State)    (Zip)
                                                           TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.   Title of Security (Instruction 4)           2. Amount of Securities   3. Ownership Form:            4. Nature of Indirect
                                                    Beneficially Owned        Direct (D) or Indirect        Beneficial Ownership
                                                    (Instr. 4)                (I)(Instr. 5)                 (Instr. 4)
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Common Stock                                     303,030                   I                             (1)
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*If the Form is filed by more than one reporting person, See Instruction
5(b)(v).  Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

                           (PRINT OR TYPE RESPONSES)

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FORM 3 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                         SECURITIES)


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1. Title of Derivative    2. Date Exercisable and     3. Title and Amount of       4. Conversion      5. Ownership   6. Nature of
   Security (Instr. 4)       Expiration Date             Securities Underlying        or Exercise        Form of        Indirect
                             (Month/Day/Year)            Derivative Security          Price of           Derivative     Beneficial
                                                         (Instr. 4)                   Derivative         Security:      Ownership
                                                                                      Security           Direct (D)     (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                            Date       Expiration                      Amount or
                          Exercisable    Date              Title       Number of
                                                                         Shares
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(1) These shares are owned by TecCapital Ltd., of which Mr. Klotz is a director. Mr. Klotz disclaims beneficial ownership of such shares and this report shall not be deemed an admission of beneficial ownership for purposes of Section 16 or for any other purpose.
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, See Instruction
5(b)(v).





 **Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
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
                                                                        /s/ Charles  R. Klotz                      August 22, 2000
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          -----------------------------------          --------------
                                                                      **Signature of the Reporting Person           Date
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 Note:  File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient,
        See Instruction 6 for procedure.

                           (Print or Type Responses)